Exhibit 99.1

BIG HEART PET BRANDS REPORTS

FISCAL 2015 FIRST QUARTER RESULTS

San Francisco – September 9, 2014 – Big Heart Pet Brands (formerly known as Del Monte Corporation) today reported strong net sales growth driven by the prior year acquisition of Natural Balance Pet Foods, Inc. (“Natural Balance”) and successful new product launches.

Announcement Highlights1

For the first quarter fiscal 2015:

•	Net sales increased 10% to $530 million driven by volume from the prior year acquisition of Natural Balance (on July 15, 2013) and successful new product launches across the portfolio, partially offset by volume declines in certain lower margin pet food products.

•	Operating income decreased 16% to $56 million driven by significant up-front new product launch support, as well as trade spending to defend market share in mainstream food brands.

•	Adjusted EBITDA[2] decreased 45% to $65 million due to the year-over-year unfavorable impact of cash hedge positions, reflecting commodity price fluctuations during the quarter, as well as expected lower operating income primarily driven by new product launch support.

[1]	Excludes the results of the Consumer Products business, which are classified as discontinued operations.
[2]	Reflects “EBITDA” and “Consolidated EBITDA” as calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements, respectively. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

“We remain focused on growing our brands and capturing market share through innovation despite a challenging operating environment across the consumer packaged goods landscape,” said Dave West, President and CEO of Big Heart Pet Brands. “The newly acquired Natural Balance brand continues to deliver growth, and we are looking forward to the next wave of innovation on that brand. We are also pleased with the launch of Milk-Bone Brushing Chews as well as our other new products. As noted in our fourth quarter fiscal 2014 earnings release, these new product launches are being supported by significant marketing and trade spending to drive trial and awareness. This heightened level of investment will continue through the first half of our fiscal 2015 year.”

Background on the Presentation of Results

On February 18, 2014, the Company completed the sale of the Consumer Products business (the “Consumer Business”) to Del Monte Pacific Limited. Accordingly, the Consumer Business is reported as discontinued operations. In accordance with U.S. generally accepted accounting principles, discontinued operations only include expenses directly attributable to the discontinued operation. Consequently, certain expenses that have historically been allocated to the Consumer Business are not included in discontinued operations.

As a result of the sale, a related transition services agreement and the use of the sale proceeds to pay down debt, historical results for continuing operations are not indicative of future performance.

Results for the Three Months Ended July 27, 2014

Net sales increased 10.1% to $529.7 million reflecting volume from the Natural Balance acquisition and substantial growth from successful new product launches across the portfolio. Current quarter results include Natural Balance for the full 13-week period compared to prior year results which only included the impact from the acquisition date of July 15, 2013 (approximately two weeks). Growth from new products was led by Milk-Bone Brushing Chews, Kibbles n’ Bits American Grill, the relaunch of the Milo’s Kitchen brand, and Meow Mix Tender Centers with Vitality Bursts. Partially offsetting the increase in net sales was unfavorable price/mix3 primarily due to increased investments in trade spending to drive trial and awareness on recent innovation launches as well as to defend our market share in mainstream food brands. Also impacting the topline were volume declines in certain lower margin pet food products.

[3]	List price net of trade spending, including product mix variance year-over-year.

Operating income decreased 15.9% to $55.7 million. The benefit from the net sales increase was offset by significant up-front investments in marketing to further promote recent innovation coupled with the increased trade spending discussed above.

Adjusted EBITDA decreased 44.5% to $64.5 million. Adjusted EBITDA was impacted by drivers similar to those of operating income described above. In addition, approximately half of the Adjusted EBITDA decrease was attributable to a $19.7 million unfavorable impact of cash hedge positions in the current quarter compared to a $7.6 million favorable impact of cash hedge positions in the prior year. Following a rise in commodity prices in Q4 F14, in which we realized favorable cash hedging gains, certain commodity prices reversed in Q1 F15 which drove an unfavorable cash position reflecting timing of cash inflows/outflows related to our hedged positions. The cash hedging impact for the last twelve months (“LTM”) ending July 27, 2014 was unfavorable by $5.7 million. The cash impact of hedge positions is included within Adjusted EBITDA as defined pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

Cash Hedge Positions Impact on Adj. EBITDA

(in millions)	Three Months Ended
favorable/(unfavorable)	July 27, 2014	July 28, 2013	YoY Chg.
Q1 cash hedging impact	($19.7)	$7.6	($27.3)
LTM cash hedging impact	($5.7)

Select Liquidity Data4

At July 27, 2014, total debt was $2,622.2 million, cash and cash equivalents were $57.2 million, and there were no outstanding borrowings under the Company’s $225.0 million ABL Facility. For the quarter, capital expenditures totaled $16.1 million.

Free Cash Flow5 for the quarter was a use of $48.4 million, reflecting significant investments for recent innovation launches and the impact of cash hedging losses combined with timing of working capital increases due to higher inventory to support innovation. Free Cash Flow versus prior year is not comparable due to the impact of discontinued operations.

[4]	The Company combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories in the Condensed Consolidated Statements of Cash Flows.
[5]	Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), normal capital expenditures, and plus/less decrease/ increase in working capital (excluding the acquisition cost of Natural Balance). Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

Listen-only Call Information

Big Heart Pet Brands will host a listen-only call to review the first quarter fiscal 2015 results at 1:00 p.m. PT (4:00 p.m. ET) today. To access the prerecorded call go to http://investors.bigheartpet.com. Under Events, click Q1 F15 Big Heart Pet Brands Earnings Listen-only Call. Historical quarterly results can also be accessed at http://investors.bigheartpet.com.

About Big Heart Pet Brands

Big Heart Pet Brands is the largest U.S. standalone producer, distributor and marketer of premium quality, branded pet food and pet snacks. The Company’s purpose is to nurture the bond between pets and the people who love them – making every day special. Its portfolio of brands, with a foundation in dog and cat food and treats, strives to cater to every pet life stage and every family’s budget through the availability and accessibility of its products.

The Company’s brands include Meow Mix®, Milk-Bone®, Kibbles ‘n Bits®, 9Lives®, Natural Balance®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs®, Milo’s Kitchen® and other brand names.

For more information, visit the Big Heart Pet Brands website at www.bigheartpet.com.

Non-GAAP Financial Measures

Big Heart Pet Brands reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). In this press release and the accompanying webcast, Big Heart Pet Brands is also providing certain non-GAAP financial measures – specifically, Adjusted EBITDA, Free Cash Flow, Net Debt to Adjusted EBITDA and Adjusted EBITDA Margin.

Big Heart Pet Brands presents Adjusted EBITDA because it believes that this is an important supplemental measure relating to its financial condition since it is used in certain covenant calculations that may be required from time to time under the indenture that governs its 7.625% Senior Notes due 2019 (referred to therein as “EBITDA”) and the credit agreements relating to its Term Loan B Facility and ABL Facility (referred to therein as “Consolidated EBITDA”). EBITDA is defined as income before interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, further adjusted as required by the definitions of “EBITDA” and “Consolidated EBITDA” contained in the Company’s indenture and credit agreements. Although Adjusted EBITDA may be useful to benchmark our performance period to period, Big Heart Pet Brands’ presentation of Adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA is not a GAAP measure of liquidity or profitability and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow available for discretionary expenditures, as it does not take into account debt service requirements, obligations under the monitoring agreement with Big Heart Pet Brands’ Sponsors, capital expenditures or other non-discretionary expenditures that are not deducted from the measure.

Big Heart Pet Brands presents Free Cash Flow because it uses such measure internally to benchmark its performance period-to-period and believes this information is also helpful to investors. This presentation of Free Cash Flow has limitations as an analytical tool. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, since it does not take into account debt service requirements or other non-discretionary expenditures that are not deducted from the measure.

Big Heart Pet Brands uses Net Debt to Adjusted EBITDA ratios internally to focus management on year-over-year changes in the Company’s leverage and believes this information is also helpful to investors. The Company uses Adjusted EBITDA in this leverage measure because it believes its investors are familiar with Adjusted EBITDA and that consistency in presentation of EBITDA-related measures is helpful to investors.

Big Heart Pet Brands presents Adjusted EBITDA Margin because it uses such measure internally to focus management on year-over-year changes in the Company’s business and believes this information is also helpful to investors. In calculating Adjusted EBITDA Margin, the Company uses Adjusted EBITDA because it believes its investors are familiar with Adjusted EBITDA and that consistency in the presentation of EBITDA-related measures is helpful to investors.

Big Heart Pet Brands cautions investors that the non-GAAP financial measures presented are intended to supplement its GAAP results and are not a substitute for such results. Additionally, Big Heart Pet Brands cautions investors that the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

	Three Months Ended
(dollars in millions)	July 27, 2014	July 28, 2013
Reconciliation:
Operating income	$55.7	$66.2
Other income (expense), net	(2.7)	8.4
Adjustments to arrive at EBITDA:
Depreciation and amortization expense	24.1	23.1
Amortization of debt issuance costs and debt discount (1)	(2.8)	(5.1)

EBITDA	$74.3	$92.6
Non-cash charges	0.1	0.6
Derivative transactions (2)	(17.0)	(2.2)
Non-cash stock based compensation	2.4	3.0
Non-recurring (gains) losses	(0.2)	0.2
Merger/acquisition-related items	0.3	7.6
Disposed business reclassification (3)	—	9.4
Business optimization charges	0.2	1.9
Other	4.4	3.1

Adjusted EBITDA	$64.5	$116.2 (4)

Adjustments to arrive at Free Cash Flow:
Cash interest	(15.9)	(28.7)
Cash taxes (net of refunds)	(1.0)	(11.7)
Changes in working capital and other	(79.5)	(101.8)
Capital expenditures	(16.5)	(28.4)

Free Cash Flow (5)	$(48.4)	$(54.4)

Net sales	$529.7	$481.0
Adjusted EBITDA margin	12.2%	24.2%

(1)	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.
(2)	Represents adjustments needed to reflect only the cash impact of derivative transactions in the calculation of Adjusted EBITDA.
(3)	Represents overhead costs historically allocated to the Consumer Products segment (not reflected in discontinued operations in accordance with generally accepted accounting principles). This reclassification is required to determine Adjusted EBITDA, excluding the Consumer Products Business (a disposed business as defined in our credit agreements), for the three months ended July 28, 2013. Subsequent to the divestiture of the Consumer Products Business, such overhead costs will be borne by Big Heart Pet Brands to the extent the costs are not offset by income from a transition services agreement (in place until February 2015) or reduced by cost saving initiatives.
(4)	For comparability, Adjusted EBITDA for the three months ended July 28, 2013 has been recast to exclude the Consumer Products Business.
(5)	Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), normal capital expenditures and plus/less decrease/increase in working capital (excluding the acquisitions cost of Natural Balance). Adjustments to arrive at free cash flow are inclusive of discontinued operations for the three months ended July 28, 2013.

Forward-Looking Statements

This press release and the accompanying listen-only call may contain forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Such forward-looking statements include statements related to fiscal 2015.

Factors that could cause actual results to differ materially from those described in this press release or the accompanying conference call include, among others: competition, including pricing and promotional levels by competitors; reliance on co-packers; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; our ability to launch new products and anticipate changing pet and consumer preferences; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings and shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, water, fats, oils and chemicals; our ability to implement productivity initiatives to control or reduce costs; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; our debt levels and ability to service our debt and comply with covenants; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; logistics and other transportation-related costs; hedging practices and the financial health of the counterparties to our hedging programs; transformative plans; strategic transaction endeavors, if any, including identification of appropriate targets and successful implementation; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including packaging and labeling regulations, environmental regulations and import/export regulations; sufficiency and effectiveness of marketing and trade promotion programs; failure of our information technology systems; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect inputs or otherwise disrupt operations; impairments in the book value of goodwill or other intangible assets; any disruption to our manufacturing or supply chain; reliance on certain third parties, including third-party distribution centers or managers and our logistics provider; pension costs and funding requirements; negative comments posted on social media which may influence consumers’ perception of our brands; protecting our intellectual property rights or intellectual property infringement or violation claims; strikes or work stoppages; and the control of substantially all of our common stock by a group of private investors and conflicts of interest potentially posed by such ownership.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release and accompanying conference call are qualified by these cautionary statements and are made only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

BIG HEART PET BRANDS AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(in millions)

	Three Months Ended
	July 27, 2014	July 28, 2013
Net sales	$529.7	$481.0
Cost of products sold	342.0	302.1

Gross profit	187.7	178.9
Selling, general and administrative expense	132.0	112.7

Operating income	55.7	66.2
Interest expense	35.2	59.6
Other (income) expense, net	2.7	(8.4)

Income from continuing operations before income taxes	17.8	15.0
Provision for income taxes	6.6	8.4

Income from continuing operations	11.2	6.6
Income (loss) from discontinued operations before income taxes	(4.9)	19.5
Provision (benefit) for income taxes	(5.0)	6.2

Income from discontinued operations	0.1	13.3

Net income	$11.3	$19.9

BIG HEART PET BRANDS AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share data)

	July 27, 2014	April 27, 2014
	(unaudited)	(derived from audited financial statements)
ASSETS
Cash and cash equivalents	$57.2	$112.8
Trade accounts receivable, net of allowance	131.9	127.2
Inventories, net	240.8	227.5
Prepaid expenses and other current assets	152.0	164.3

Total current assets	581.9	631.8
Property, plant and equipment, net	374.7	375.4
Goodwill	2,113.4	2,113.4
Intangible assets, net	2,143.4	2,155.2
Other assets, net	88.5	87.8

Total assets	$5,301.9	$5,363.6

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued expenses	$321.5	$367.8
Current portion of long-term debt	17.3	17.3

Total current liabilities	338.8	385.1
Long-term debt, net of discount	2,598.6	2,603.0
Deferred tax liabilities	780.9	792.1
Other non-current liabilities	91.5	95.3

Total liabilities	3,809.8	3,875.5

Stockholder’s equity:
Common stock ($0.01 par value per share, shares authorized: 1,000; 10 issued and outstanding)	—	—
Additional paid-in capital	1,592.0	1,589.6
Accumulated other comprehensive income (loss)	(1.3)	8.4
Retained earnings (accumulated deficit)	(98.6)	(109.9)

Total stockholder’s equity	1,492.1	1,488.1

Total liabilities and stockholder’s equity	$5,301.9	$5,363.6

BIG HEART PET BRANDS AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in millions)

	Three Months Ended
	July 27, 2014	July 28, 2013
Operating activities:
Net income	$11.3	$19.9
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	24.1	35.5
Deferred taxes	(5.4)	13.5
Write off of debt issuance costs	—	1.7
Loss on asset disposals	0.1	0.6
Stock compensation expense	2.4	3.0
Unrealized (gain) loss on derivative financial instruments	3.4	(16.9)
Other items, net	3.9	—
Changes in operating assets and liabilities	(72.1)	(111.1)

Net cash used in operating activities	(32.3)	(53.8)

Investing activities:
Capital expenditures	(16.1)	(28.4)
Cash used in business acquisition, net of cash acquired	—	(337.5)
Investments in equity method investees	(2.5)	(14.6)

Net cash used in investing activities	(18.6)	(380.5)

Financing activities:
Proceeds from short-term borrowings	—	2.2
Payments on short-term borrowings	—	(3.2)
Principal payments on long-term debt	(4.3)	(74.5)
Payments of debt-related costs	(0.2)	—

Net cash used in financing activities	(4.5)	(75.5)

Effect of exchange rate changes on cash and cash equivalents	(0.2)	0.7
Net change in cash and cash equivalents	(55.6)	(509.1)
Cash and cash equivalents at beginning of period	112.8	594.2

Cash and cash equivalents at end of period	$57.2	$85.1

CONTACTS:

Media Contact

Chrissy Trampedach

Big Heart Pet Brands

(415) 247-3420

media.relations@bigheartpet.com

Analyst and Investor Contact

Investor Relations

Big Heart Pet Brands

(415) 247-3382

investor.relations@bigheartpet.com